UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

June 27, 2025

(Date of earliest event reported)

LABCORP HOLDINGS INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	1-11353	99-2588107
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

358 South Main Street
Burlington,	North Carolina	27215
(Address of principal executive offices)		(Zip Code)

(Registrant’s telephone number, including area code) (336) 229-1127

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 par value	LH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

On June 27, 2025 (the “Closing Date”), Labcorp Holdings Inc. (the “Company”), as parent guarantor, and Laboratory Corporation of America Holdings (“LCAH”), as borrower, entered into a Fourth Amended and Restated Credit Agreement (the “Credit Agreement”) with Bank of America, N.A. (“Bank of America”), as administrative agent, and the other lenders party thereto, which provides for a $1,000,000,000 senior unsecured revolving credit facility (including a $100,000,000 swingline subfacility and a $150,000,000 sublimit for the issuance of letters of credit) (the “Credit Facility”) scheduled to mature on June 27, 2030. The Credit Agreement amends and restates in its entirety the Third Amended and Restated Credit Agreement, dated as of April 30, 2021 (as amended, the “Existing Credit Agreement”), among the Company, LCAH, Bank of America, as administrative agent, and the other lenders party thereto, which provided for a $1,000,000,000 senior unsecured revolving credit facility that was scheduled to mature on April 30, 2026. As of the Closing Date, there were no outstanding borrowings under the Credit Facility.

The Credit Agreement includes the option to increase the amount of the Credit Facility by up to $500,000,000, subject to certain conditions, including obtaining additional commitments from new or existing lenders. Borrowings under the Credit Facility bear interest at a floating rate equal to either (i) a SOFR-based rate plus a margin ranging from 0.805% to 1.300% or (ii) a base rate plus a margin ranging from 0% to 0.300% (in each case, depending on LCAH’s long-term debt ratings). A facility fee ranging from 0.070% to 0.200% (depending on LCAH’s long-term debt ratings) is payable quarterly in arrears on the aggregate amount of commitments in respect of the Credit Facility regardless of usage.

The Credit Agreement contains customary representations and warranties and affirmative and negative covenants, including limitations on the ability of subsidiaries of the Company (other than LCAH) that do not guarantee the Credit Facility to incur debt and limitations on the ability of the Company and its subsidiaries to permit liens, merge or consolidate with others, and dispose of all or substantially all of their consolidated assets, in each case, subject to certain exceptions. In addition, the Credit Agreement contains a financial covenant requiring the Company to maintain, on a consolidated basis as of the last day of each quarterly period, a leverage ratio of not more than 4.0 to 1.0 (which ratio may be increased in connection with a material acquisition to 4.5 to 1.0 for a period of four fiscal quarters (a “Leverage Holiday”) an unlimited number of times during the term of the Credit Agreement, provided that following any Leverage Holiday, LCAH may not make another such election unless and until the leverage ratio shall have been not more than 4.0 to 1.0 for at least two fiscal quarters following the end of the preceding Leverage Holiday). The Credit Agreement also includes events of default customary for facilities of this type. Upon the occurrence of an event of default, among other things, all outstanding loans under the Credit Facility may be accelerated.

The foregoing description does not constitute a complete summary of the terms of the Credit Agreement and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Some of the financial institutions party to the Existing Credit Agreement and the Credit Agreement and their respective affiliates have performed, and/or may in the future perform, various commercial banking, investment banking and other financial advisory services in the ordinary course of business for the Company and its subsidiaries for which they have received and/or will receive customary fees and commissions.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Exhibit Name

Exhibit 10.1*	Fourth Amended and Restated Credit Agreement, dated as of June 27, 2025, among Labcorp Holdings Inc., Laboratory Corporation of America Holdings, Bank of America, N.A., as administrative agent, and the lenders from time to time party thereto.

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*

Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted exhibits and schedules upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LABCORP HOLDINGS INC.

By:	/s/ SANDRA D. VAN DER VAART
Sandra D. van der Vaart
Executive Vice President, Chief Legal Officer and Corporate Secretary

Date: June 27, 2025